Exhibit 5.9

CONSENT OF DES CULLEN

I refer you to the Registration Statement on Form F-10 (File No. 333-164512) of North American Palladium Ltd., and any amendment thereto, and any registration statements filed pursuant to Rule 429 under the U.S. Securities Act of 1933, as amended (including the documents incorporated by reference therein, collectively, the “Registration Statement”).

Reference is made to the technical report prepared by me, Des Cullen, relating to the Shebandowan West Property dated August 9, 2007 (the “Report”).

I hereby consent to the use of my name and references to the Report, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.

February 9, 2010

Yours truly,

/s/ DES CULLEN

Des Cullen, P.Geo.
Consulting Geologist